EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 2-72576) pertaining to the 1981 Stock Purchase Plan of our report dated March 6, 2015, with respect to the consolidated financial statements and schedules of Baldwin & Lyons, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Baldwin & Lyons, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

Indianapolis, Indiana
March 6, 2015